Exhibit 10.1

EXECUTION COPY

POST-CLOSING COVENANTS AGREEMENT dated as of November 21, 2001 among JOHNSON & JOHNSON, a New Jersey corporation (“Parent”), INVERNESS MEDICAL TECHNOLOGY, INC., a Delaware corporation (the “Company”), the subsidiaries of the Company party hereto (together with the Company, the “Sunrise Companies”), INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation (“Newco”), and the subsidiaries of Newco party hereto (the “Newco Subsidiary Indemnitors”).

WHEREAS, Parent, SUNRISE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and the Company have entered into an Agreement and Plan of Split-Off and Merger dated as of May 23, 2001 (the “Merger Agreement”), providing for the Merger (as defined in the Merger Agreement) of Sub with and into the Company, with the Company as the surviving corporation;

WHEREAS, the Board of Directors of the Company has approved a Restructuring Agreement in the form of Annex A to the Merger Agreement (the “Restructuring Agreement”), which will be entered into prior to the Effective Time (as defined in the Merger Agreement), pursuant to which prior to the Effective Time, among other things (a) all the assets of the Company primarily related to the Newco Business (as defined in the Restructuring Agreement) will be transferred to Newco or one or more of Newco’s subsidiaries and (b) Newco or one or more of its subsidiaries will assume the Assumed Liabilities (as defined in the Restructuring Agreement);

WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Merger Agreement to consummate the Merger; and

WHEREAS, the parties to this Agreement have determined that it is necessary and desirable to set forth certain agreements that will govern certain matters that may arise following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.      Definitions.  Terms used but not defined in this Agreement shall have the meanings set forth in the Merger Agreement or, if not set forth in the Merger Agreement, in the Restructuring Agreement. In addition, the following terms shall have the following meanings:

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided, however, that for the purposes of this Agreement, from and after the Effective Time, none of the Sunrise Companies shall be deemed to be an Affiliate of any Newco Company and none of the Newco Companies shall be deemed to be an affiliate of any Sunrise Company.

“Filings” shall mean the Parent Form S–4, the Newco Form S–4, the Form 8–A and any other document filed or required to be filed with the SEC in connection with the transactions contemplated by the Transaction Agreements, or any preliminary or final form thereof or any amendment or supplement thereto.

“Indemnifiable Losses” shall mean, subject to Section 2.04, all losses, liabilities, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from Third Party Claims, including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnitee’s rights hereunder, suffered or incurred by an Indemnitee.

“Indemnitee” shall mean any of the Parent Indemnitees or the Newco Indemnitees, as the case may be, who or which may seek indemnification under this Agreement.

“Newco Indemnitees” shall mean Newco, each Affiliate of Newco, including any of its direct or indirect subsidiaries, each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Newco Subsidiary Indemnitors” shall have the meaning set forth in the preamble hereto.

“Newco Recourse Right” shall have the meaning set forth in Section 3.07(a) hereto.

“Parent Indemnitees” shall mean Parent, each Affiliate of Parent, including any of its direct or indirect subsidiaries (including, after the Effective Time, the Sunrise Companies), each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Sunrise Recourse Right” shall have the meaning set forth in Section 3.07(b) hereto.

“Third Party Claims” shall have the meaning set forth in Section 2.04(a).

ARTICLE II

INDEMNIFICATION

SECTION 2.01.      Indemnification by Newco and the Newco Subsidiary Indemnitors.  Subject to the provisions of this Article II, Newco and the applicable Newco Subsidiary Indemnitors, as described below, shall jointly and severally indemnify, defend and hold harmless the Parent Indemnitees from and against, and pay or reimburse the Parent Indemnitees for, all Indemnifiable Losses, as incurred:

(i)            relating to or arising from the Newco Business, the Newco Assets or the Assumed Liabilities (including the failure by Newco or any Newco Company to pay, perform or otherwise discharge any of the Assumed Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time;

(ii)           relating to or arising from any untrue statement or alleged untrue statement of a material fact relating to any Newco Company contained in any of the Filings, or any omission or alleged omission to state therein a material fact relating to any Newco Company required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to statements made therein or incorporated by reference therein based upon information supplied by Newco or any Newco Company specifically for inclusion or incorporation by reference therein;

(iii)          relating to or arising from the breach by any Newco Company of any agreement or covenant contained in any Transaction Agreement which is to be performed or complied with after the Effective Time; or

(iv)          relating to or arising from the matters set forth on Schedule 2.01(iv) hereto;

provided, however, that notwithstanding the foregoing each Newco Subsidiary Indemnitor shall only be liable for Indemnifiable Losses (A) in the case of clause (i) of this Section 2.01, relating to or arising from (x) the Newco Business conducted by such Newco Subsidiary Indemnitor before, at or after the Effective Time, (y) the assets used, held for use or intended for use in the Newco Business conducted by such Newco Subsidiary Indemnitor and (z) the liabilities of or attributable to the Newco Business of such Newco Subsidiary Indemnitor or such Newco Subsidiary Indemnitor and (B) in the case of clause (iii) of this Section 2.01, relating to or arising from a breach by such Newco Subsidiary Indemnitor.

SECTION 2.02.      Indemnification by the Sunrise Companies.  Subject to the provisions of this Article II, the Sunrise Companies shall jointly and severally indemnify, defend and hold harmless the Newco Indemnitees from and against, and pay or reimburse the Newco Indemnitees for:

(i)            all Indemnifiable Losses, as incurred, relating to or arising from the Sunrise Business, the Sunrise Assets or the Sunrise Liabilities (including the failure by any Sunrise Company to pay, perform or otherwise discharge any of the Sunrise Liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Effective Time; or

(ii)           all Indemnifiable Losses, as incurred (together with interest thereon at a rate equal to 15% per annum calculated from the date written notice of a claim for indemnification relating to such Indemnifiable Losses is delivered to the Company, but in no event prior to the Effective Time), relating to or arising from the breach by any Sunrise Company of any agreement or covenant contained in any Transaction

Agreement which is to be performed or complied with after the Effective Time;

provided, however, that notwithstanding the foregoing each Sunrise Company that is a subsidiary of the Company shall only be liable for Indemnifiable Losses (A) in the case of clause (i) of this Section 2.02, relating to or arising from (x) the assets used, held for use or intended for use in the Sunrise Business conducted by such Sunrise Company and (y) the liabilities of or attributable to the Sunrise Business of such Sunrise Company and (B) in the case of clause (ii) of this Section 2.02, relating to or arising from a breach relating to such Sunrise Company.

In the event the Company transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent promptly will either guarantee the indemnification obligations referred to in Section 2.02(i) or take such other action to insure that the ability of the Company, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

SECTION 2.03.      Indemnification by Parent.  Subject to the provisions of this Article II, Parent shall indemnify, defend and hold harmless the Newco Indemnitees from and against, and pay or reimburse the Newco Indemnitees for:

(i)            all Indemnifiable Losses, as incurred, relating to or arising from any untrue statement or alleged untrue statement of a material fact contained in any of the Filings, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to statements made therein or incorporated by reference therein based upon information supplied by Parent specifically for inclusion or incorporation by reference therein; or

(ii)           all Indemnifiable Losses, as incurred (together with interest thereon at a rate equal to 15% per annum calculated from the date written notice of a claim for indemnification relating to such Indemnifiable Losses is delivered to the Company, but in no event prior to the Effective Time), relating to or arising from the breach by any Sunrise Company of any agreement or covenant contained in any Transaction

Agreement which is to be performed or complied with after the Effective Time.

SECTION 2.04.      Procedures Relating to Indemnification.  (a)   In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person who is not an Indemnitee against the Indemnitee (a “Third Party Claim”), such Indemnitee must notify the party who may become obligated to provide indemnification hereunder (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim reasonably promptly, and in any event within 20 business days after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure; provided further, however, that with respect to any Third Party Claim for which Newco or any Newco Subsidiary Indemnitor is the Indemnifying Party, such Indemnifying Party shall be deemed to have received notice with respect to such Third Party Claim by or against any Sunrise Company for which the Company received notice prior to the Effective Time.  After any required notification (if applicable), the Indemnitee shall deliver to the Indemnifying Party, promptly after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b)           If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim as provided above).  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. The indemnification required by Section 2.01, 2.02 or 2.03, as the case may be, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or the Indemnifiable Loss is incurred.  If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the parties hereto reasonably necessary for such defense or prosecution shall cooperate in the defense or prosecution thereof, which cooperation shall include the retention in accordance with the Restructuring Agreement and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s consent, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or (y) that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim.  If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).

(c)           In order for an Indemnitee to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim, the Indemnitee shall deliver notice of such claim (in reasonably sufficient detail to enable the Indemnifying Party to evaluate such claim) with reasonable promptness to the Indemnifying Party.  The failure by any Indemnitee so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure.  If the Indemnifying Party does not notify the Indemnitee within 20 business days following its receipt of such notice that the Indemnifying Party disputes its liability with respect to such claim under Section 2.01, 2.02 or 2.03, as the case may be, the claim shall be conclusively deemed a liability of the Indemnifying Party under Section 2.01, 2.02 or 2.03, as the case may be, and the Indemnifying Party shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

(d)           The parties hereto agree that Newco shall be the representative of the Newco Subsidiary Indemnitors for all purposes of this Section 2.04, and as such all deliveries, notices and other communications made or delivered to Newco shall also be deemed to have been made or delivered to the Newco Subsidiary Indemnitors, and all elections, selections of counsel, choices, agreements and consents made or delivered by Newco shall be deemed to have also been made or delivered by the applicable Newco Subsidiary Indemnitors, and shall be binding thereon.  Notwithstanding the foregoing, the parties hereto agree that nothing contained in this Section 2.04(d) shall in any manner affect, limit or impair the rights of the Parent Indemnitees to indemnification from Newco or any Newco Subsidiary Indemnitor pursuant to Section 2.01.

(e)           The parties hereto agree that the Company shall be the representative of the Sunrise Companies for all purposes of this Section 2.04, and as such all deliveries, notices and other communications made or delivered to the Company shall also be deemed to have been made or delivered to the Sunrise Companies, and all elections, selections of counsel, choices, agreements and consents made or delivered by the Company shall be deemed to have also been made or delivered by the applicable Sunrise Company, and shall be binding thereon.  Notwithstanding the foregoing, the parties hereto agree that nothing contained in this Section 2.04(e) shall in any manner affect, limit or impair the rights of the Newco Indemnitees to indemnification from any Sunrise Company pursuant to Section 2.02.

SECTION 2.05.  Certain Limitations.  (a)     The amount of any Indemnifiable Losses or other liability for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such Indemnifiable Losses.

(b)           All indemnification payments under this Agreement shall be (i) increased to take account of any net tax cost incurred by the Indemnitee arising from the receipt of indemnification payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnitee arising from the incurrence or payment of any Indemnifiable Loss.  In computing the amount of any such tax cost or tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnification payment hereunder or the incurrence or payment of any Indemnifiable Loss.

SECTION 2.06.      Exclusivity of Tax Allocation Agreement.  Notwithstanding anything in this Agreement to the contrary, the Tax Allocation Agreement shall be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters.

SECTION 2.07.      Production of Witnesses; Records; Cooperation.  After the Effective Time, except (i) in the case of a dispute between Parent or a Sunrise Company, on the one hand, and a Newco Company, on the other hand, and (ii) for Third Party Claims that the Indemnifying Party participates in the defense or prosecution of pursuant to Section 2.04(b) hereof (in which case the relevant provisions of such Section will apply), each party hereto shall use commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal (“Action”) in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting party shall bear all reasonable costs and expenses (including reasonable allocated costs of in-house personnel) in connection therewith unless such costs and expenses are otherwise subject to indemnification of the requesting party by the producing party.

ARTICLE III

OTHER AGREEMENTS

SECTION 3.01.      Insurance.  (a)       In the event that any Sunrise Asset suffers any damage, destruction or other casualty loss, Newco shall, or shall cause a Newco Company to, surrender to Parent (i) all insurance proceeds received with respect to such damage, destruction or loss and (ii) all rights of the Newco Companies with respect to any causes of action in connection with such damage, destruction or loss.  Newco shall, and shall cause each Newco subsidiary to, make available to the Sunrise Companies the benefit of any workers’ compensation, general liability, product liability, automobile liability, umbrella (excess) liability or crime or other insurance policy covering or relating to the Sunrise Business, the Sunrise Assets or the Sunrise Liabilities.  The Newco Companies shall promptly pay to Parent all insurance proceeds relating to the Sunrise Business, the Sunrise Assets or the Sunrise Liabilities received by any Newco Company under any insurance policy.  Nothing in this Section 3.01 shall reduce, limit or otherwise affect the right of Newco to seek or obtain insurance proceeds with respect to any damage, destruction or loss to or of a Newco Asset, nor shall anything in this Section 3.01 reduce, limit or otherwise affect any of the rights of Parent or any Parent Indemnitee set forth in Article II.

(b)           In the event that any Newco Asset suffers any damage, destruction or other casualty loss, the Company shall, or shall cause a Sunrise Company to, surrender to Newco (i) all insurance proceeds received with respect to such damage, destruction or loss and (ii) all rights of the

Sunrise Companies with respect to any causes of action in connection with such damage, destruction or loss.  The Company shall, and shall cause each of its subsidiaries to, make available to the Newco Companies the benefit of any workers’ compensation, general liability, product liability, automobile liability, umbrella (excess) liability or crime or other insurance policy covering or relating to the Newco Business, the Newco Assets or the Assumed Liabilities.  The Sunrise Companies shall promptly pay to Newco all insurance proceeds relating to the Newco Business, the Newco Assets or the Assumed Liabilities received by any Sunrise Company under any insurance policy.  Nothing in this Section 3.01 shall reduce, limit or otherwise affect the right of the Company to seek or obtain insurance proceeds with respect to any damage, destruction or loss to or of a Sunrise Asset, nor shall anything in this Section 3.01 reduce, limit or otherwise affect the right of the Company to seek or obtain insurance proceeds with respect to any damage, destruction or loss to or of a Sunrise Asset, nor shall anything in this Section 3.01 reduce, limit or otherwise affect any of the rights of Newco or any Newco Indemnitee set forth in Article II.

SECTION 3.02.      Expenses.  Notwithstanding anything to the contrary set forth in the Merger Agreement, the Company (and not Newco) shall be responsible for and agrees to pay all expenses of the Company and its subsidiaries (before giving effect to the Restructuring) directly related to the Restructuring, the Split-Off and the Merger up to the amount set forth on Schedule 3.02 (a) hereto, and Newco (and not the Company) shall be responsible for and agrees to pay all expenses of the Company and its subsidiaries (before giving effect to the Restructuring) in excess of such amount.

SECTION 3.03.      Characterization of Payments.  The payments made pursuant to this Agreement shall be treated as occurring immediately before the Effective Time, and none of the Newco Companies, the Sunrise Companies and Parent and its subsidiaries shall take any position inconsistent with such treatment before any Taxing Authority, except to the extent that a Final Determination (as defined in the Tax Allocation Agreement) with respect to the recipient party causes any such payment to not be so treated.

SECTION 3.04.      Agreement Not to Compete; Agreement Not to Solicit or Hire Employees.  (a)        Newco understands that Parent shall be entitled to protect and preserve the going concern value of the Sunrise Business to the extent permitted by law and that Parent would not have entered into the Merger Agreement absent the provisions of this

Section 3.04.  Newco acknowledges and agrees that the purpose of this Section 3.04 is to exclude it, except as expressly provided below, from the field of diabetes generally and specifically from competing with the businesses of the Company and Parent’s LifeScan franchise relating to the research, development, manufacturing, marketing and sale of test strips, pumps and meters for a period of ten (10) years. Therefore, Newco agrees that, commencing at the Effective Time and continuing until the date that is ten years from the Effective Time, it shall not, and shall not permit any of its Affiliates, in any manner, directly or indirectly, alone or in association with any person, to:

(i)            compete with Parent, the Company or any of their respective Affiliates in the field of diabetes generally (including without limitation the testing, monitoring, diagnosing, prognostication, treatment, management or cure of diabetes and diabetes symptoms and conditions) (the “Diabetes Field”) (it being acknowledged that the following shall not be deemed to be in the Diabetes Field: (x) such activities with respect to cholesterol, creatinine and other similar analytes used primarily with respect to diseases other than diabetes, (y) the development and subsequent manufacture of prescription pharmaceutical products (meaning products that are therapeutically active in vivo) (other than insulin) and the sale of such products (including the conversion of pharmaceutical products developed by Newco to over-the-counter status), and (z) development, manufacture, sale, servicing, use and licensing of Multi-Analyte Systems as defined in the License Agreement);

(ii)           engage in any activity in the Diabetes Field (including without limitation researching, developing, manufacturing, marketing, selling, distributing or licensing (to or from third parties) of technology or products or providing services for the testing, monitoring, diagnosing, prognostication, treatment, management or cure of diabetes and diabetes symptoms and conditions); or

(iii)          actively participate in, control, manage, own any interest in or share in the earnings of, finance or invest in the capital stock of any person who is engaged in any activity in the Diabetes Field or, with the exception of Ernest Carabillo, consult with any person on matters in the Diabetes Field except PPM Activities; except that Newco and its subsidiaries in the aggregate, and each other Affiliate of Newco may acquire:

(A)          an entity which participates in the Diabetes Field if and only if at the time of the acquisition and during the 10 year period referred to above, (x) such entity’s activity in the Diabetes Field is limited to the sale of products and services (as distinguished from the licensing, distribution, manufacture, design, research or development of products, technologies and services) and (y) the revenues derived from the sale of such products and services (it being understood that such entity shall not receive any royalty revenue from the Diabetes Field) constitute no more than 3% of such entity’s total revenues; and

(B)           up to 2% of the equity or voting interest in an entity that is engaged in activities in the Diabetes Field so long as none of Ron Zwanziger, David Scott or Jerry McAleer is actively involved, whether directly or indirectly, in the management of such entity during the period of the applicable non-competition covenants set forth in those certain Consulting and Noncompetition Agreements each dated the same date as the Merger Agreement among Parent, the Company and such individual.

For purposes of this Section 3.04, “actively involved” includes, without limitation, acting directly or indirectly as an officer, director, proprietor, employee, partner, lender, or, on matters in the Diabetes Field, as a consultant, advisor, agent or representative.   Notwithstanding anything to the contrary herein, Ernest Carabillo may serve as a director of companies to which he is permitted to consult under this Agreement, including without limitation, Boston Medical Technologies, Inc., and the successors to their businesses.

(b)           Newco agrees that for a period of three years from the Effective Time, it shall not, and shall cause its Affiliates not to, in any manner, directly or indirectly, (i) induce any person that has been an employee of any of the Sunrise Companies at any time  between January 1, 2001 and the Effective Time, to leave the employ of any Sunrise Company, (ii) except in response to a good faith request by a person that is not an Affiliate of Newco for a recommendation regarding the employment qualifications of such employee, recommend to any other person that they employ any such employee, or (iii) hire any such employee, except as set forth on Schedule 3.04.

(c)           Newco agrees that for a period of five years from the Effective Time, it shall not, and shall cause its Affiliates not to, in any manner, directly or indirectly, (i) solicit by mail, by telephone, by personal meeting or by any other means, either directly or indirectly, any customer or supplier of Parent, the Company or any of their respective Affiliates to transact business in the Diabetes Field with a business or enterprise that competes with Parent, the Company or any of their respective Affiliates in the Diabetes Field or reduce or refrain from doing any business with Parent, the Company or any of their respective Affiliates in the Diabetes Field except PPM Activities, or (ii) disparage (including by relative comparison) Parent or the Company or any of their products or activities in the Diabetes Field except good faith comparative assessment with respect to PPM Activities.

(d)           Notwithstanding the termination of this Agreement for any reason, and irrespective of the time, manner or cause of termination, Newco’s obligations under this Section 3.04 run with the business of Newco and shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Newco shall continue in full force and effect.  Notwithstanding the foregoing, the provisions of Section 3.04(a) and (c) shall not be applicable to an acquirer (including any of its Affiliates other than Newco and its subsidiaries) of all or any part of the Newco Business if (x) such acquiror acquired Newco in a bona fide, arms-length transaction and (y) none of Ron Zwanziger, David Scott or Jerry McAleer are actively involved, whether directly or indirectly, in the management of such acquirer’s business in the Diabetes Field during the period of the applicable non-competition covenants set forth in those certain Consulting and Noncompetition Agreements each dated the same date as the Merger Agreement among Parent, the Company and such individual.

(e)           The foregoing notwithstanding, nothing in Section 3.04(a) - (d) shall prevent Newco, or Affiliates of Newco, from participating, directly or indirectly, in any manner whatsoever in PPM Activities in the Diabetes Field, including, without limitation, competing, engaging, controlling, managing, owning, investing, consulting, soliciting customers.  For purposes of this Agreement, “PPM Activities” shall mean and be limited to the following:

1.                                       Owning physician practices;

2.                                       Providing “back office” management services to physicians and practitioners (both physicians and practitioners are collectively referred to as “members”) (such as billing, collections, scheduling, reimbursement etc.);

3.                                       Compiling data from its members for the purposes of establishing disease management best practices; and

4.                                       Providing group-buying services for its members, excluding any and all products and services in the Diabetes Field and excluding Multi-Analyte Systems which include Diabetes Tests as defined in the License Agreement;

it being agreed and acknowledged that Newco shall not in any way direct or influence the purchasing decisions of members with respect to products and services in the Diabetes Field or with respect to Multi-Analyte Systems which include Diabetes Tests as defined in the License Agreement.

SECTION 3.05.      Net Cash Adjustment.  (a)  Not less than four business days prior to the Closing Date and in accordance with the Restructuring Agreement, Newco shall prepare and deliver to Parent the Initial Statement setting forth the Estimated Net Cash.  Within 10 days after the Closing Date, Newco shall prepare and deliver to Parent a statement (the “Closing Statement” and, together with the Initial Statement, the “Statements”) setting forth Net Cash  (which amount shall not include the Net Cash Adjustment Amount) (“Closing Net Cash”).

During the 10 day period following Parent’s receipt of the Closing Statement, Parent and its independent auditors will be permitted to review Newco’s working papers relating to the Statements.  The Statements shall become final and binding upon the parties on the tenth day following receipt of the Closing Statement, unless Parent gives written notice of its disagreement with either Statement (“Notice of Disagreement”) to Newco prior to such date.  Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on Estimated Net Cash or Closing Net Cash, as the case may be, not being calculated in accordance with this Section 3.05.  If a Notice of Disagreement is received by Newco in a timely manner, then the Statements (as revised in accordance with clauses (A) or (B) below) shall become final on the earlier of (A) the date Parent and Newco resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

During the 20 day period following delivery of a Notice of Disagreement, Parent and Newco shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  During such period Newco and its independent auditors shall have access to the working papers relating to the Notice of Disagreement.  At the end of such 20 day period, Parent and Newco shall submit to an independent accounting firm (the “Accounting Firm”) for review and resolution any and all matters that remain in dispute and which were properly included in the Notice of Disagreement.  The Accounting Firm shall be a nationally recognized independent public accounting firm agreed upon by Parent and Newco in writing, other than Arthur Andersen LLP or PricewaterhouseCoopers LLP.  Parent and Newco shall jointly use all reasonable efforts to cause the Accounting Firm to render a decision within 20 days following submission.  Parent and Newco agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The cost of any dispute resolution (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 3.05 shall be borne by Parent and Newco in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.  The fees and disbursements of Newco’s independent auditors in connection with their review of any Notice of Disagreement shall be borne by Newco and the fees and disbursements of Parent’s independent auditors incurred in connection with their review of the Statements shall be borne by Parent.

(b)           If the sum of (x) Closing Net Cash and (y) the Net Cash Adjustment Amount exceeds $40,000,000, Newco shall, within 10 days after the Statements become final and binding on the parties, make payment to the Company by wire transfer of immediately available funds of such excess, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

(c)           The scope of the disputes to be resolved by the Accounting Firm is limited to whether the Statements were prepared in compliance with the requirements of this Section 3.05, and the Accounting Firm is not to make any other determination.

(d)           During the period of time from and after the delivery of the Closing Statement to Parent through the date the Statements becomes final and binding on the parties, Newco shall cause the Newco Companies to afford to Parent and any accountants, counsel or financial advisors retained by Parent in connection with the adjustment contemplated by this Section 3.05 reasonable access during normal business hours to the Newco Companies’ books and records to the extent relevant to the adjustment contemplated by this Section 3.05.

SECTION 3.06.      Successors.  None of Newco or any of the Newco Subsidiary Indemnitors shall consolidate with or merge with or into, or sell, convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any person, unless the resulting, surviving or transferee person (the “Successor Company”) shall expressly assume, by an instrument in form and substance reasonably satisfactory to Parent, all the obligations of such Newco Indemnitor under this Agreement.  The Successor Company shall be the successor to Newco or such Newco Indemnitor, as applicable, and shall succeed to, and be substituted for, such Newco or Newco Indemnitor, as applicable, under this Agreement, but, in the case of a sale, conveyance, transfer or lease, Newco or such Newco Indemnitor, as applicable, shall not be released from its obligations hereunder.

SECTION 3.07.      Third Party Rights.  (a)        In the event that after the Effective Time any of the Newco Companies holds any right to indemnification other than a right to indemnification under this Agreement or any other contractual or other right (collectively, a “Newco Recourse Right”) with respect to any Sunrise Liability or any Assumed Liability for which any of the Sunrise Companies are held responsible, then (i) to the extent possible such Newco Recourse Right shall be deemed to be held as a shared right of the applicable Newco Companies and the applicable Sunrise Companies to the extent necessary to protect the Sunrise Companies against such Sunrise Liability or such Assumed Liability, and (ii) to the extent not so possible, Newco shall, or shall cause a Newco Company to, assert or otherwise make available to the Sunrise Companies the full benefit of such Newco Recourse Right by making a claim on behalf of the Sunrise Companies or taking other steps reasonably requested by the Sunrise Companies.

(b)           In the event that after the Effective Time any of the Sunrise Companies holds any right to indemnification or any other contractual or other right (collectively, a “Sunrise Recourse Right”) with respect to any Assumed Liability or any Sunrise Liability for which any of the Newco Companies are held responsible, then (i) to the extent possible such Sunrise Recourse Right shall be deemed to be held as a shared right of the applicable Sunrise Companies and the applicable Newco Companies to the extent necessary to protect the Newco Companies against such Assumed Liability or such Sunrise Liability, and (ii) to the extent not so possible, the Company shall, or shall cause a Sunrise Company to, assert or otherwise make available to the Newco Companies the full benefit of such Sunrise Recourse Right by making a claim on behalf of the Newco Companies or taking other steps reasonably requested by the Newco Companies.

ARTICLE IV

MISCELLANEOUS AND GENERAL

SECTION 4.01.      Effectiveness; Modification or Amendment.  The parties hereto agree that this Agreement will become effective at the Effective Time.  The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the respective parties.

SECTION 4.02.      Extension; Waiver.  At any time the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties or (b) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 4.03.      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 4.04.      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 4.05.      Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or the Sunrise Companies (including, after the Effective Time, the Company), to

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Telecopy No.:  (732) 524-2788

Attention:  Office of General Counsel

with a copy to:

Cravath, Swaine & Moore

825 Eighth Avenue

New York, NY 10019

Telecopy No.:  (212) 474–3700

Attention:  Robert I. Townsend, III

(b)           if to the Company (prior to the Effective Time), to

Inverness Medical Technology, Inc.

51 Sawyer Road, Suite 200

Waltham, MA 02453

Telecopy No.:  (781) 647–3939

Attention:  Chief Executive Officer

with a copy to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Telecopy No.:  (617) 523–1231

Attention:   Paul D. Schwartz, P.C.

Stephen W. Carr,  P.C.

(c)           if to Newco or the Newco Companies, to

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham, MA 02453

Telecopy No.:  (781) 647–3939

Attention:  Chief Executive Officer

with a copy to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Telecopy No.:  (617) 523–1231

Attention:   Paul D. Schwartz, P.C.

Stephen W. Carr,  P.C.

SECTION 4.06.      Captions.  All the Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

SECTION 4.07.      Assignment.  Except as provided in Section 3.06, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 4.08.      Entire Agreement.  The Transaction Agreements (including the documents and instruments referred to therein, the Annexes thereto, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

SECTION 4.09.      Certain Obligations.  Whenever this Agreement requires any of the subsidiaries of any party to take any action, this Agreement will be deemed to include an undertaking on the part of such party to cause such subsidiary to take such action; provided, however, that for this purpose, after the Effective Time, the Newco Companies shall not be considered to be subsidiaries of the Company unless specifically included.

SECTION 4.10.      Severability.  If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 4.11.      No Third Party Beneficiaries.  Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement, except that the provisions of Article II hereof shall inure to the benefit of Indemnitees.

SECTION 4.12       Specific Enforcement; Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy either pursuant to the indemnification provisions of Section 2.01, 2.02 or 2.03, as the case may be, or at law in the event that any of the provisions of this Agreement, including, but not limited to Section 3.04, were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and

(c)   agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

JOHNSON & JOHNSON,

By:	/s/ ERIC MILLEDGE
	Name:	Eric Milledge
	Title:	Company Group Chairman

INVERNESS MEDICAL TECHNOLOGY, INC.,

By:	/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President and Chief
Executive Officer

[Post-Closing Covenants Agreement]

INVERNESS MEDICAL LIMITED,

By:	/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	Director

INTEG INCORPORATED,

By:	/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President

CAN-AM CARE CORPORATION,

By:	/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President

INVERNESS MEDICAL EUROPE GmbH,

By:	/s/ OTTO WAHL
	Name:	Otto Wahl
	Title:	Managing Director

LXN CORPORATION,

By:	/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President

INVERNESS MEDICAL ASIA-PACIFIC PTY LTD.,

By:	/s/ ROBERT M. DELBRIDGE
	Name:	Robert M. Delbridge
	Title:	Director

[Post-Closing Covenants Agreement]

INVERNESS MEDICAL INNOVATIONS, INC

By:	/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President and Chief
Executive Officer

INVERNESS MEDICAL, INC.,

By:	/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President and Chief
Executive Officer

INVERNESS MEDICAL CANADA INC.,

By:	/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President

CAMBRIDGE DIAGNOSTICS IRELAND LTD.,

By:	/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	Director

INVERNESS MEDICAL BENELUX Bvba,

By:	/s/ TINE CATTEEUW
	Name:	Tine Catteeuw
	Title:	Managing Director

ORGENICS, LTD.,

By:	/s/ EMANUEL HART
	Name:	Emanuel Hart
	Title:	President

By:	/s/ F. FISH
	Name:	F. Fish
	Title:	Vice President

[Post-Closing Covenants Agreement]

ORGENICS INTERNATIONAL HOLDINGS B.V.,

By:	/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	Managing Director

By:	/s/ KENNETH D. LEGG
	Name:	Kenneth D. Legg
	Title:	Managing Director

SELFCARE TECHNOLOGY, INC.,

By:	/s/ RON ZWANZIGER
	Name:	Ron Zwanziger
	Title:	President

[Post-Closing Covenants Agreement]

INVERNESS MEDICAL TECHNOLOGY, INC.

Schedules to Post-Closing Covenants Agreement

INVERNESS MEDICAL TECHNOLOGY, INC.

Schedules to Post-Closing Covenants Agreement

Schedule 2.01(iv)

Certain Warrant Matters

                It is contemplated, pursuant to Section 7.1 of the Restructuring Agreement and Section 6.04(g) of the Merger Agreement, that outstanding warrants to purchase Company Common Stock will be converted into warrants to purchase Newco Common Stock and Parent Common Stock as and to the extent set forth in such sections (the “Conversions”).  The Company has agreed to use commercially reasonable efforts to take all action as is necessary to effect such Conversions, including to obtain the Amendments (as defined below).  The Company may need to obtain the consent of the holders of USBIII Warrants and USBIV Warrants (as defined in Section 4.01(c) of the Company Disclosure Schedule) (collectively, the “USB Warrants”) representing the right to purchase an aggregate of 270,680 shares of Company Common Stock to amend the terms of such USB Warrants to facilitate such Conversions (the “Amendments”).  Section 7.02(e) of the Merger Agreement contemplates that Parent is not obligated to consummate the transactions contemplated by the Merger Agreement in the event holders of USB Warrants representing the right to purchase in the aggregate more than 10,000 shares of Company Common Stock do not consent to the Amendments.

                In the event that the holders of USB Warrants fail to consent to the Amendments in respect of any USB Warrants, Newco agrees to indemnify (subject to the proviso at the end of this sentence) Parent and the Company for all Indemnifiable Losses arising from the failure to obtain the consent of holders of USB Warrants to the Amendments to such USB Warrants prior to the Effective Time, including for any consideration issued in excess of what would have been issued had such consents been obtained prior to the Effective Time; provided, however, that such indemnification obligations shall apply only with respect to USB Warrants representing the right to purchase up to 50,000 shares of Company Common Stock in the aggregate.  As a condition to Newco’s willingness to so indemnify Parent and the Company, Parent and the Company covenant and agree that, with respect to the USB Warrants, (i) neither Parent nor the Company shall settle any claims made by the holders of such USB Warrants with cash or any other property (other than solely the shares of Parent Common Stock that would have been issued if such USB Warrants had been exercised immediately prior to the Effective Time), and (ii) upon Newco’s settlement of any such claim or satisfaction of Indemnifiable Losses with respect to any such claim, Parent and the Company shall deliver, at the written request of Newco, to Newco or its designees, the shares of Parent Common Stock that would have been issued if the USB Warrants for which Newco settles such claim or provides indemnification to the Parent or the Company under this Schedule 2.01(iv) had been exercised immediately prior to the Effective Time.

                For the avoidance of doubt, the matters set forth in this Schedule 2.01(iv) shall be subject to Article II of the Post-Closing Covenants Agreement, including Section 2.04 thereof.

INVERNESS MEDICAL TECHNOLOGY, INC.

Schedules to Post-Closing Covenants Agreement

Schedule 3.02

Maximum Amount of Expenses

The maximum amount of expenses under Section 3.02 of the Post-Closing Covenants agreement for which the Company shall be responsible shall be Twelve Million Dollars plus all: (i) fees and expenses incurred by the parties hereto in connection with any litigation to the extent arising out of or related in any way to the transactions contemplated by the Transaction Agreements (the “Transactions”),  including without limitation litigation based upon any registration statement or proxy statement filed or used in connection with the Transactions or proceedings based upon state law fiduciary duty claims related to the Transactions; and (ii) fees and expenses (not to exceed Two Million Dollars) incurred by the parties hereto in connection with the financing contemplated by Section 7.02(g) of the Merger Agreement.

INVERNESS MEDICAL TECHNOLOGY, INC.

Schedules to Post-Closing Covenants Agreement

Schedule 3.04

Employees Exempt from Agreement Not to Solicit or Hire

Lesley Scott

Jack Wilkens — The provisions of Section 3.04(b) will continue to apply with respect to Jack Wilkins until the six month anniversary of the Effective Time.

John Alberico — The provisions of Section 3.04(b) will continue to apply with respect to John Alberico until the six month anniversary of the Effective Time.

Amy Coletti — The provisions of Section 3.04(b) will continue to apply with respect to Amy Coletti until the termination of her employment by a Sunrise Company or an Affiliate thereof.

Ryan Daly — The provisions of Section 3.04(b) will continue to apply with respect to Ryan Daly until the termination of his employment by a Sunrise Company or an Affiliate thereof.

David Stepper — The provisions of Section 3.04(b) will continue to apply with respect to David Stepper until the termination of his employment by a Sunrise Company or an Affiliate thereof.